Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-240-7971

Graphic Packaging Holding Company Reports First Quarter 2016 Results
Highlights

•	Q1 Earnings per Diluted Share increased to $0.18 versus $0.17 in the prior year period.

•	Q1 Adjusted Earnings per Diluted Share increased to $0.20 versus $0.17 in the prior year period.

•	Q1 Adjusted EBITDA increased to $193.4 million versus $181.3 million in the prior year period.

•	Q1 Adjusted EBITDA Margin increased to 18.7% versus 18.0% in the prior year period.

•	Repurchased $45.0 million, or 3.7 million shares in Q1.

ATLANTA, GA, April 26, 2016. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of packaging solutions to food, beverage and consumer product companies, today reported Net Income for first quarter 2016 of $57.5 million, or $0.18 per share, based upon 324.2 million weighted average diluted shares. This compares to first quarter 2015 Net Income of $55.1 million, or $0.17 per share, based on 331.9 million weighted average diluted shares.
Including the tax impact, first quarter 2016 Net Income was negatively impacted by $7.1 million from business combinations and other special charges. When adjusting for these charges, Adjusted Net Income for the first quarter of 2016 was $64.6 million, or $0.20 per diluted share. This compares to first quarter 2015 Adjusted Net Income of $56.7 million or $0.17 per diluted share.
“We delivered a very solid first quarter,” said President and CEO Michael Doss. “Sales were up 2.6% driven by both acquisitions and modest volume growth in our core legacy business. Adjusted EBITDA Margin increased 70 basis points to 18.7%. The increase was driven by $16.4 million of improved operating performance across the organization, as we remain firmly committed to our culture of continuous improvement and cost reduction.”
“While we remain keenly focused on day to day execution, we had a busy quarter as we closed three strategic, tuck-under acquisitions and announced a fourth, which is expected to close in the second quarter. These transactions represent a continuation of our strategy to grow in key end-markets and geographies.”

Operating Results
Net Sales
Net Sales increased 2.6% to $1,034.0 million in the first quarter of 2016, compared to $1,008.2 million in the prior year period. The $25.8 million increase was driven by $42.5 million of improved volume/mix, related to acquisitions and a modest improvement in core volumes. The sales increase was partially offset by $8.7 million of unfavorable foreign exchange rates and $8.0 million of lower pricing.
Attached is supplemental data showing Net Tons Sold for the first quarter of 2016 and each quarter of 2015.
EBITDA
EBITDA for first quarter 2016 was $182.9 million, or $3.8 million higher than the first quarter of 2015. After adjusting both periods for business combinations and other special charges, Adjusted EBITDA increased 6.7% to $193.4 million in the first quarter of 2016 from $181.3 million in the first quarter of 2015. When comparing against the prior year quarter, Adjusted EBITDA in the first quarter of 2016 was positively impacted by $16.4 million of improved net operating performance, $4.2 million of favorable volume/mix and $0.2 million in commodity deflation, net of pricing. These benefits were partially offset by $5.1 million of other inflation (primarily labor and benefits) and $3.6 million of unfavorable foreign exchange.
Other Results
Total Net Debt increased $404.2 million during the first quarter of 2016 to $2,238.5 million. At quarter end, the Company's Net Leverage Ratio increased to 2.93 times Adjusted EBITDA from 2.44 times Adjusted EBITDA at the end of 2015. In addition to the first quarter seasonal growth in working capital, the increase in Net Debt and Net Leverage Ratio was driven by the funding of three acquisitions, share repurchases and the quarterly dividend payment.
At March 31, 2016, the Company had available global liquidity of $822.0 million, including the undrawn availability under its $1.25 billion U.S. revolving credit facility.
Net Interest Expense was $16.9 million in the first quarter of 2016, flat when compared to the $16.9 million reported in the first quarter of 2015.
Capital expenditures for the first quarter of 2016 were $99.0 million compared to $57.2 million in the first quarter of 2015. The increase is primarily the result of investments made in the Company’s paperboard mills, including the previously announced installation of a new press section and headbox on one of the paper machines in West Monroe, LA.
First quarter 2016 Income Tax Expense was $33.2 million compared to $33.6 million in the first quarter of 2015. As of March 31, 2016, the Company had approximately $386 million of NOLs for U.S. federal income tax purposes, which may be used to offset future taxable income.
Please note that a tabular reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Total Net Debt and Net Leverage Ratio is attached to this release.

Acquisitions
In the first quarter of 2016, the Company closed the acquisitions of G-Box, S.A. de C.V., Walter G. Anderson, Inc., and Metro Packaging & Imaging, Inc. In addition, the Company announced its intent to acquire Colorpak (ASX: CKL), which is expected to close in the second quarter of 2016.
Earnings Call
The Company will host a conference call at 10:00 am eastern time today (April 26, 2016) to discuss the results of first quarter 2016. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID # 86052237). Listeners may also access the audio webcast, along with a slide presentation, at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 855-859-2056.
Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, assessments regarding the use of the Company's NOLs and the timing for closing the acquisition of Colorpak, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, the Company’s debt level, currency movements and other risks of conducting business internationally, the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of paper-based packaging solutions for a wide variety of products to food, beverage and other consumer product companies. The Company operates on a global basis, is one of the largest producers of folding cartons in the United States, and holds leading market positions in coated unbleached kraft paperboard and coated-recycled paperboard. The Company's customers include many of the world's most widely recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2016	2015
Net Sales	$1,034.0	$1,008.2
Cost of Sales	826.3	818.6
Selling, General and Administrative	89.1	85.4
Other Expense (Income), Net	0.9	(3.3)
Business Combinations and Other Special Charges	10.5	2.2
Income from Operations	107.2	105.3
Interest Expense, Net	(16.9)	(16.9)
Income before Income Taxes and Equity Income of Unconsolidated Entities	90.3	88.4
Income Tax Expense	(33.2)	(33.6)
Income before Equity Income of Unconsolidated Entities	57.1	54.8
Equity Income of Unconsolidated Entities	0.4	0.3
Net Income	$57.5	$55.1

Net Income Per Share — Basic and Diluted	$0.18	$0.17

Weighted Average Number of Shares Outstanding - Basic	323.1	329.6
Weighted Average Number of Shares Outstanding - Diluted	324.2	331.9

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In millions, except share and per share amounts	March 31, 2016	December 31, 2015

ASSETS

Current Assets:
Cash and Cash Equivalents	$75.6	$54.9
Receivables, Net	474.0	423.9
Inventories, Net	599.4	557.1
Other Current Assets	41.2	30.9
Total Current Assets	1,190.2	1,066.8
Property, Plant and Equipment, Net	1,689.5	1,586.4
Goodwill	1,280.0	1,167.8
Intangible Assets, Net	482.1	386.7
Other Assets	49.2	48.4
Total Assets	$4,691.0	$4,256.1

LIABILITIES

Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$33.3	$36.6
Accounts Payable	406.5	457.9
Other Accrued Liabilities	231.0	237.7
Total Current Liabilities	670.8	732.2
Long-Term Debt	2,267.7	1,838.9
Deferred Income Tax Liabilities	338.0	266.7
Other Noncurrent Liabilities	314.8	316.6

SHAREHOLDERS’ EQUITY

Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 322,669,785 and 324,688,717 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	3.2	3.2
Capital in Excess of Par Value	1,746.2	1,771.0
Accumulated Deficit	(310.6)	(326.8)
Accumulated Other Comprehensive Loss	(339.1)	(345.7)
Total Shareholders' Equity	1,099.7	1,101.7
Total Liabilities and Shareholders' Equity	$4,691.0	$4,256.1

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
In millions	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$57.5	$55.1
Non-cash Items Included in Net Income:
Depreciation and Amortization	70.7	68.1
Deferred Income Taxes	28.9	29.9
Amount of Postretirement Expense Less Than Funding	(6.7)	(8.1)
Other, Net	12.8	10.7
Changes in Operating Assets and Liabilities	(104.8)	(128.0)
Net Cash Provided by Operating Activities	58.4	27.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(99.0)	(57.2)
Packaging Machinery Spending	(4.0)	(3.5)
Acquisition of Businesses, Net of Cash Acquired	(288.5)	(116.6)
Other, Net	(1.4)	(0.1)
Net Cash Used in Investing Activities	(392.9)	(177.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of Common Stock	(43.5)	(4.0)
Payments on Debt	(6.3)	(6.3)
Borrowings under Revolving Credit Facilities	552.5	396.7
Payments on Revolving Credit Facilities	(122.4)	(251.3)
Repurchase of Common Stock related to Share-Based Payments	(10.4)	(20.1)
Dividends Paid	(16.3)	—
Other, Net	(0.3)	—
Net Cash Used in Financing Activities	353.3	115.0
Effect of Exchange Rate Changes on Cash	1.9	(3.5)
Net Increase (Decrease) in Cash and Cash Equivalents	20.7	(38.2)
Cash and Cash Equivalents at Beginning of Period	54.9	81.6
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$75.6	$43.4

Reconciliation of Non-GAAP Financial Measures

The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Total Net Debt. Adjusted EBITDA and Adjusted Net Income exclude charges associated with: the Company's business combinations, other special charges and the modification or extinguishment of debt. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended
	March 31,
In millions, except per share amounts	2016	2015
Net Income	$57.5	$55.1
Add (Subtract):
Income Tax Expense	33.2	33.6
Equity Income of Unconsolidated Entities	(0.4)	(0.3)
Interest Expense, Net	16.9	16.9
Depreciation and Amortization	75.7	73.8
EBITDA	182.9	179.1
Business Combinations and Other Special Charges	10.5	2.2
Adjusted EBITDA	$193.4	$181.3

Net Income	$57.5	$55.1
Business Combinations and Other Special Charges	10.5	2.2
Tax Impact of Non-recurring Items	(3.4)	(0.6)
Adjusted Net Income	$64.6	$56.7

Adjusted Earnings Per Share - Basic and Diluted	$0.20	$0.17

	Three Months Ended
	March 31,
In millions	2016	2015
Adjusted EBITDA Margin (Adjusted EBITDA/Net Sales)	18.7%	18.0%

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	March 31,	March 31,	December 31,
In millions	2016	2015	2015
Net Income	$232.5	$109.6	$230.1
(Subtract) Add:
Net Loss Attributable to Noncontrolling Interests	—	(0.3)	—
Income Tax Expense	130.0	54.2	130.4
Equity Income of Unconsolidated Entities	(1.3)	(1.7)	(1.2)
Interest Expense, Net	67.8	77.2	67.8
Depreciation and Amortization	302.8	287.6	300.9
EBITDA	731.8	526.6	728.0
Loss on Sale of Assets, Net	1.9	174.3	1.9
Business Combinations and Other Special Charges	29.6	19.2	21.3
Loss on Modification or Extinguishment of Debt	—	14.4	—
Adjusted EBITDA	$763.3	$734.5	$751.2

	March 31,	March 31,	December 31,
Calculation of Net Debt:	2016	2015	2015
Short-Term Debt and Current Portion of Long-Term Debt	$33.3	$35.0	$36.6
Long-Term Debt (a)	2,280.8	2,070.9	1,852.6
Less:
Cash and Cash Equivalents	(75.6)	(43.4)	(54.9)
Total Net Debt	$2,238.5	$2,062.5	$1,834.3

Net Leverage Ratio (Total Net Debt/Adjusted EBITDA)	2.93	2.81	2.44
(a) Excludes unamortized deferred debt issue costs.

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2016

Net Tons Sold (000's)	687.0
2015

Net Tons Sold (000's)	681.1	730.8	732.3	696.8